Exhibit 2.2
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                     ADDENDUM TO THE GDR PURCHASE AGREEMENT
                     --------------------------------------

This ADDENDUM TO THE GDR Purchase Agreement (the "Addendum") is made on this 30TH day of November, 2007 ("Effective Date"):

BY AND BETWEEN:

1. Global EPC Ventures Limited, a company incorporated under the laws of British Virgin Islands, having its registered office at British Virgin Islands (hereinafter referred to as the "Seller", which expression shall, unless repugnant to the context or meaning thereof, be deemed to include their respective successors and permitted assigns); and

2. COPYTELE INTERNATIONAL LTD., a company incorporated under the laws of the British Virgin Islands and having its registered office at Icaza Gonzalez-Ruiz & Aleman, (BVI) Trust Limited, Vanterpool Plaza, Second Floor, Wickham Cay 1, Road Town, Tortola, British Virgin Islands, (hereinafter referred to as the "Purchaser", which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and permitted assigns).

(The Seller and the Purchaser will be hereinafter referred to collectively as the "Parties" and individually as a "Party").

WHEREAS the parties have entered into an Agreement for purchase and sale of GDRs ("GDR Purchase Agreement") on 2nd November 2007 whereby the Seller has agreed to acquire from the open market 1,495,845 Global Depository Receipts of Videocon Industries Ltd. ("Sale GDRs") and to sell the Sale GDRs to the Purchaser; and

WHEREAS the parties wish to modify certain terms of the GDR Purchase Agreement.

NOW, therefore, in consideration of the premises and agreement herein contained and intending to be legally bound hereby the parties hereby agree as follows:

ARTICLE I - MODIFICATIONS TO GDR PURCHASE AGREEMENT

Clause 1.2(e) of the GDR Purchase Agreement shall be added, to read as follows:

"(e) All references herein to this Agreement (including the words hereof, herein, and similar constructions) shall mean this Agreement as amended by any amendment, addendum, or supplement."

Clause 2.2 of the GDR Purchase Agreement shall now read as follows:

"The transactions shall be completed on or before 19th December 2007, as set out in clause 4 hereof."

Clause 2.5 of the GDR Purchase Agreement shall now read as follows:

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"If Completion and the transfer of all of the Sale GDRs to Purchaser as provided herein does not occur on or before the 19th December 2007, then, immediately after 19th December 2007, the Seller shall cause all of the Purchase Consideration advanced to Seller pursuant to Clause 2.4 hereof to be returned to the Purchaser by issuing irrevocable instructions to Seller's bank to transfer the Purchase Consideration to Purchaser's account at ICICI Bank UK PLC, London, and to furnish a copy of such instructions, duly acknowledged by Seller's bank, to the Purchaser."

Clause 4.1 of the GDR Purchase Agreement shall now read as follows:

Completion shall take place on or before 19th December 2007 ("Completion Date") or on such other date as may be agreed to between the parties in writing.

ARTICLE II - GENERAL

The Parties acknowledge and agree that all of the terms, provisions, covenants and conditions of the GDR Purchase Agreement shall hereafter continue in full force and effect in accordance with the terms thereof, except to the extent expressly modified, amended or revised herein. This Addendum shall be governed and construed in accordance with the terms of the GDR Purchase Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Addendum to be executed as a Deed on its behalf by its officers thereunto duly authorised, all as of the date and year first above written.

FOR AND ON BEHALF OF

GLOBAL EPC VENTURES LIMITED


By: /s/ Sanjay Karaw
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Name: SANJAY KARWA

Title: AUTHORISED SIGNATORY




COPYTELE INTERNATIONAL LTD.


By: /s/ Denis A. Krusos
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Name: DENIS A KRUSOS

Title: CHAIRMAN & CEO


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